For further information, contact:

Kevin L. Halloran, Vice President, Corporate Development and Investor Relations

Phone 808-525-8422

E-mail: khalloran@abinc.com

HOLD FOR RELEASE:

8:00 A.M. EASTERN DAYLIGHT TIME

Friday, July 25, 2008

A&B REPORTS 2nd QUARTER 2008 NET INCOME OF $29.6 MILLION

Core Operations Continue to Perform Well Despite

Difficult Economic Conditions

Honolulu (July 25, 2008)—Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported that net income for the second quarter of 2008 was $29.6 million, or $0.71 per diluted share. Net income in the second quarter of 2007 was $32.0 million, or $0.74 per diluted share. Revenue in the second quarter of 2008 was $463.9 million, compared with revenue of $426.9 million in the second quarter of 2007.

Net income for the first half of 2008 was $71.7 million, or $1.72 per diluted share. Net income in the first half of 2007 was $56.7 million, or $1.32 per diluted share. Revenue for the first half of 2008 was $1,045.8 million, compared with revenue of $809.8 million in the same period of 2007.

COMMENTS ON QUARTER

“A&B had another good quarter with net income near 2007 levels, amidst an economic environment that has rapidly changed. The quarter results reflect the relative stability of our franchise marine transportation operations and income portfolio, continued development property sales and company-wide cost containment efforts,” said W. Allen Doane, chairman and chief executive officer of A&B. “Our performance, while positive, was constrained by a number of external factors, particularly the dramatic rise in fuel prices, softening transportation volume, slowing real estate sales and unfavorable weather trends.”

“The Ocean Transportation segment earned over $37 million in operating profit for the quarter, representing a decrease of just $1.7 million from a year ago, despite volume declines in all of the trades we serve and an historic increase in our fuel cost. Strong financial results at

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Matson Navigation are attributable to improvements in yields and cargo mix in all trades, which largely offset volume declines and higher terminal handling expenses. Savings from cost containment initiatives, particularly the efficient deployment of vessels, played an important part in the results, nearly offsetting increases in vessel repair and dry dock expenses. Lower Hawaii volume continued throughout the quarter, driven mostly by slowing market conditions. In our China service, we experienced a modest decline in volume but realized favorable increases in annual contract rates in May, and used fuel surcharge mechanisms to partially capture the additional cost of our fuel in this trade lane going forward.”

“Matson Integrated Logistics posted volume declines similar to our Ocean Transportation arm, although the financial impact of the decline was partially offset by higher service line gross margins, resulting in an operating profit of $4.6 million for the quarter. A modest increase in revenue was a reflection of higher fuel surcharges, in line with the increase in fuel costs during the quarter. Matson Global Distribution Services gained considerable traction as it began to serve a major, multi-year client at our new Savannah, Georgia logistics facility and entered into a definitive agreement to acquire a leading regional, asset-light warehousing, value-added packaging and distribution company specializing in the ‘high-touch’ handling of domestic, import and export goods.”

“Agribusiness results were negatively impacted by continued drought conditions on Maui and unfavorable agronomics that challenge our sugar production capability. We now expect that production levels will fall short of prior year levels. Higher power sales, driven by rising fuel prices, have positively impacted operations; however, the segment posted a nearly $5 million loss for the quarter due to lower sugar production and higher fuel-related operating costs.”

“Our Real Estate Leasing segment achieved operating profit of $12.6 million in the quarter, a modest improvement of $0.3 million from the prior year, due principally to continued high occupancy and to the well-balanced mix of property types and broadly diversified tenant base. In the quarter, we tenanted 711,000 square feet at our recently acquired Savannah Logistics Park and, in parallel, continued to pursue logistics property acquisitions. While pleased with the stability of these earnings, we did note occupancy softening in some of our U.S. Mainland office holdings, primarily in Phoenix, Arizona.”

“Real Estate Sales performance reflects the slowing sales activity in Hawaii’s residential markets. In addition to ongoing residential development sales, we sold a multi-tenant residential rental property and several small non-core land parcels on Maui, resulting in over $9 million in

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operating profit. Results were, and will continue to be, impacted by changes in market conditions; in particular, dimmed prospects for short-term sales and tightened buyer access to credit markets.”

“On a final note, the Company increased its dividend in the second quarter by 10 cents to an annual rate of $1.26 per share. This represents a 40 percent increase in our dividend since the first quarter of 2006. Our commitment to return cash to shareholders reflects the confidence we have that our strong balance sheet, steady cash flow and investment appetite provide opportunity ahead to grow our earnings and asset base.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended June 30,
(dollars in millions)	2008	2007	Change
Revenue	$268.4	$253.1	6%
Operating profit	$37.4	$39.1	-4%
Operating profit margin	13.9%	15.4%
Volume (Units)
Hawaii containers	39,000	42,400	-8%
Hawaii automobiles	23,600	23,200	2%
China containers	12,700	13,800	-8%
Guam containers	3,600	3,700	-3%

For the second quarter of 2008, higher revenues from fuel surcharges in our China trade, favorable yields, and improved cargo mix were offset by reduced container volume in all trade lanes, resulting in modestly lower operating profit. The volume reduction in Hawaii is attributable to lower westbound freight stemming from market conditions, including a moderation in cargo associated with a general downturn in economic activity and the continued decrease in construction materials volume; the cessation of Matson’s lower-margin Pacific Northwest service and the loss of eastbound pineapple carriage stemming from the shutdown of a primary processor, both of which occurred in mid-2007. Total Hawaii automobile volume increased 2 percent for the quarter due to the timing of the rental auto fleet replenishment, which had most recently been slowed by softened retail and fleet sales velocity. China volume moderation reflects a general softening of trade volume, which also impacted earnings from Matson’s SSAT joint venture, as well as an additional voyage in the same period in the prior

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year. Average bunker fuel costs increased by over 60 percent, from $53.96 to $86.65 per barrel, which impacted profitability principally in the China trade lane, where fuel recovery mechanisms were only able to be implemented midway through the quarter.

	Six Months Ended June 30,
(dollars in millions)	2008	2007	Change
Revenue	$511.4	$484.7	6%
Operating profit	$53.3	$57.9	-8%
Operating profit margin	10.4%	11.9%
Volume (Units)
Hawaii containers	76,900	83,100	-7%
Hawaii automobiles	49,200	46,100	7%
China containers	24,400	25,500	-4
Guam containers	7,000	7,100	-1%

For the first half of 2008, Ocean Transportation revenue increased as a result of principally the same factors cited for the quarter. Container and auto volume decreases also were due to the same factors cited for the quarter. Operating profit for the first six months of 2008 decreased by 8 percent, primarily due to net volume changes; increases in terminal handling costs due to higher contractual stevedoring rates and Neighbor Island costs; lower volume and higher operating costs at Matson’s SSAT joint venture and higher vessel operating costs; partially offset by cost containment initiatives, including improved equipment control and fleet management efforts.

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TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended June 30,
(dollars in millions)	2008	2007	Change
Intermodal revenue	$73.3	$72.4	1%
Highway revenue	42.2	40.0	6%
Total Revenue	$115.5	$112.4	3%
Operating profit	$4.6	$5.5	-16%
Operating profit margin	4.0%	4.9%

Logistics operating profit fell by $0.9 million compared to the second quarter of 2007 due to decreases in volume in both the Intermodal and Highway services; offset partially by the commencement of Matson Global’s warehousing operations, which positively impacted earnings. Gross margins for intermodal service lines improved modestly, while gross margins for highway service lines were generally flat. Despite the volume reduction, the revenue base increased for the quarter as a result of higher fuel surcharges. The reduction in intermodal volume reflects the impact of industry contraction and disruptions from flooding in the Midwest. Highway volume was negatively impacted due to the loss of some agent-driven business.

	Six Months Ended June 30,
(dollars in millions)	2008	2007	Change
Intermodal revenue	$138.3	$138.1	--%
Highway revenue	79.8	77.2	3%
Total Revenue	$218.1	$215.3	1%
Operating profit	$9.3	$11.1	-16%
Operating profit margin	4.3%	5.2%

For the first half of 2008, logistics revenue and gross margins increased as a result of principally the same factors cited for the quarter. Operating profit and volume decreases also were due to the same factors cited for the quarter.

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REAL ESTATE—INDUSTRY

Real estate leasing and sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates and makes investment, disposition and capital allocation decisions.

REAL ESTATE—LEASING

	Quarter Ended June 30,
(dollars in millions)	2008	2007	Change
Revenue	$27.3	$26.4	3%
Operating profit	$12.6	$12.3	2%
Operating profit margin	46.2%	46.6%
Occupancy Rates:
Mainland*	96%	97%	-1%
Hawaii	99%	98%	1%
Leasable Space (million sq. ft.):
Mainland*	5.9	3.9	51%
Hawaii	1.3	1.5	-13%

* Excludes Building B at Savannah Logistics Park (approximately 0.3 million square feet), which had not been placed into service as of June 30, 2008.

In the second quarter of 2008, Real Estate Leasing revenue and operating profit were modestly higher as a result of sustained, high occupancy levels and the addition of 711,000 square feet at Savannah Logistics Park. Gross Mainland U.S. leasable square feet increased 51 percent, or 2.0 million square feet, from the year earlier period as a result of the November 2007 acquisition of the 1.3 million square foot Heritage Business Park in Dallas, Texas, and the acquisition of Savannah Logistics Park.

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	Six Months Ended June 30,
(dollars in millions)	2008	2007	Change
Revenue	$56.1	$55.2	2%
Operating profit	$26.5	$27.3	-3%
Operating profit margin	47.2%	49.5%
Occupancy Rates:
Mainland*	96%	97%	-1%
Hawaii	99%	98%	1%

* Excludes Building B at Savannah Logistics Park (approximately 0.3 million square feet), which had not been placed into service as of June 30, 2008.

For the first half of 2008, real estate leasing revenue increased by 2 percent from the year earlier period, principally due to the acquisitions cited previously for the quarter. Operating profit decreased modestly for the first half of 2008, due to higher operating expenses, higher depreciation and lower mainland occupancy. The higher depreciation was primarily due to the reinvestment of proceeds from a non-depreciable land parcel into an industrial facility in late 2007.

REAL ESTATE—SALES

	Quarter Ended June 30,
(dollars in millions)	2008	2007	Change
Improved property sales	$12.1	$--	NM
Development sales	18.1	--	NM
Unimproved/other property sales	1.0	0.4	2	X
Total revenue	$31.2	$0.4	78	X
Operating profit /(loss) before joint ventures	$7.4	$(2.7)	NM
Earnings from joint ventures	1.7	7.2	-76%
Total operating profit	$9.1	$4.5	2	X

Second quarter 2008 Real Estate Sales revenues and operating profit were significantly higher than the second quarter of 2007 as a result of the sale of the Kahului Town Terrace, a multi-tenant residential rental property; ongoing development residential unit sales at the Company’s Keola La’i and Keala’ula project; several small, non-core land parcels on Maui; and earnings from joint ventures. Earnings from joint ventures, while not reflected in revenues,

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included sales at residential developments on Maui, Kauai and Hawaii. In the second quarter of 2007, earnings from joint ventures were considerably higher resulting primarily from sales at the Company’s Kai Malu joint venture.

	Six Months Ended June 30,
(dollars in millions)	2008	2007	Change
Improved property sales	$12.1	$--	NM
Development sales	204.6	--	NM
Unimproved/other property sales	1.9	6.9	-72%
Total revenue	$218.6	$6.9	32	X
Operating profit before joint ventures	$32.9	$1.7	19	X
Gain on insurance settlement	7.7	--	NM
Equity in earnings of joint ventures	9.9	11.6	-15%
Total operating profit	$50.5	$13.3	4	X

For the first half of 2008, revenues and operating profit were substantially higher than from the same period in 2007, primarily for the reasons cited for the quarter. In addition to the sales cited above, the Company received a final insurance settlement of $7.7 million from the 2005 fire at Kahului Shopping Center and received earnings from a joint venture’s sale of several buildings in Valencia, California in the first quarter of 2008.

.

AGRIBUSINESS

	Quarter Ended June 30,
(dollars in millions)	2008	2007	Change
Revenue	$36.2	$38.5	-6%
Operating profit (loss)	$(4.9)	$0.5	NM
Tons sugar produced	50,100	63,000	-20%

Second quarter 2008 Agribusiness revenue decreased moderately principally as a result of lower raw sugar volume, partially offset by higher power revenue. The operating loss incurred was principally due to lower sugar margins as a result of lower forecasted production volume and higher forecasted production costs. Improved power sales margins resulting from higher power prices partially offset the lower sugar margin.

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	Six Months Ended June 30,
(dollars in millions)	2008	2007	Change
Revenue	$58.7	$55.7	5%
Operating profit (loss)	$(0.1)	$4.1	NM
Tons sugar produced	64,400	72,200	-11%

In the first half of 2008, Agribusiness revenues increased 5 percent, compared to the first half of 2007, due primarily to higher power revenue and higher specialty sugar sales. Operating profit decreased significantly due to lower sugar margins resulting from lower forecasted production and higher forecasted operating costs, offset only partially by higher power margins. Sugar production was 11 percent lower in the first half of 2008 than the same period in 2007 due mostly to lower average yields per acre. The reduction in average yields in 2008 was attributable, in part, to extraordinarily dry weather conditions.

CORPORATE EXPENSE

Second quarter 2008 corporate expenses of $5.4 million were $1.2 million lower than the second quarter of 2007. The decrease is due principally to lower accruals related to performance-based incentive programs, and to other cost containment initiatives related to corporate overhead.

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CONDENSED CASH FLOW TABLE

	Year-to-Date June 30,
(dollars in millions, unaudited)	2008	2007	Change
Cash Flow from Operating Activities	$181	$34	5	X

Capital Expenditures (1)
Transportation	(16)	(33)	-52%
Real Estate	(49)	(6)	8	X
Agribusiness and other	(10)	(6)	67%
Total Capital Expenditures	(75)	(45)	67%

Other Investing Activities, Net	(14)	(4)	4	X
Cash Used in Investing Activities	$(89)	$(49)	82%

Net Debt Proceeds/(Payments)	(18)	40	NM
Repurchase of Capital Stock	(50)	--	NM
Dividends Paid	(25)	(23)	9%
Other Financing Activities, Net	4	5	-20%
Cash Provided by/(Used in) Financing Activities	$(89)	$22	NM

Net Increase in Cash	$3	$7	-57%

(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and integrated logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

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ALEXANDER & BALDWIN, INC.

2008 and 2007 Second-Quarter and First-Half Results (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	2008	2007
Three Months Ended June 30:
Revenue	$463.9	$426.9
Income From Continuing Operations	$25.3	$31.2
Discontinued Operations: Properties[1]	$4.3	$0.8
Net Income	$29.6	$32.0
Basic Earnings Per Share
Continuing Operations	$0.61	$0.73
Net Income	$0.72	$0.75
Diluted Earnings Per Share
Continuing Operations	$0.61	$0.72
Net Income	$0.71	$0.74
Basic Weighted Average Shares Outstanding	41.2	42.7
Diluted Weighted Average Shares Outstanding	41.6	43.1

	2008	2007
Six Months Ended June 30:
Revenue	$1,045.8	$809.8
Income From Continuing Operations	$67.0	$55.2
Discontinued Operations: Properties[1]	$4.7	$1.5
Net Income	$71.7	$56.7
Basic Earnings Per Share
Continuing Operations	$1.62	$1.29
Net Income	$1.74	$1.33
Diluted Earnings Per Share
Continuing Operations	$1.61	$1.28
Net Income	$1.72	$1.32
Basic Weighted Average Shares Outstanding	41.3	42.6
Diluted Weighted Average Shares Outstanding	41.6	43.0

1 “Discontinued Operations: Properties” consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

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Industry Segment Data, Net Income (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Transportation
Ocean Transportation	$268.4	$253.1	$511.4	$484.7
Logistics Services	115.5	112.4	218.1	215.3
Real Estate
Leasing	27.3	26.4	56.1	55.2
Sales	31.2	0.4	218.6	6.9
Less Amounts Reported In Discontinued Operations	(12.1)	(2.1)	(12.9)	(4.2)
Agribusiness	36.2	38.5	58.7	55.7
Reconciling Items	(2.6)	(1.8)	(4.2)	(3.8)
Total Revenue	$463.9	$426.9	$1,045.8	$809.8

Operating Profit, Net Income:
Transportation
Ocean Transportation	$37.4	$39.1	$53.3	$57.9
Logistics Services	4.6	5.5	9.3	11.1
Real Estate
Leasing	12.6	12.3	26.5	27.3
Sales	9.1	4.5	50.5	13.3
Less Amounts Reported In Discontinued Operations	(6.9)	(1.4)	(7.5)	(2.5)
Agribusiness	(4.9)	0.5	(0.1)	4.1
Total Operating Profit	51.9	60.5	132.0	111.2
Interest Expense	(5.6)	(4.1)	(11.7)	(8.4)
Corporate Expenses	(5.4)	(6.6)	(11.1)	(13.5)
Income From Continuing Operations Before Income Taxes	40.9	49.8	109.2	89.3
Income Taxes	15.6	18.6	42.2	34.1
Income From Continuing Operations	25.3	31.2	67.0	55.2
Discontinued Operations: Properties	4.3	0.8	4.7	1.5
Net Income	$29.6	$32.0	$71.7	$56.7

Basic Earnings Per Share, Continuing Operations	$0.61	$0.73	$1.62	$1.29
Basic Earnings Per Share, Net Income	$0.72	$0.75	$1.74	$1.33

Diluted Earnings Per Share, Continuing Operations	$0.61	$0.72	$1.61	$1.28
Diluted Earnings Per Share, Net Income	$0.71	$0.74	$1.72	$1.32

Basic Weighted Average Shares Outstanding	41.2	42.7	41.3	42.6
Diluted Weighted Average Shares Outstanding	41.6	43.1	41.6	43.0

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Consolidated Balance Sheet (Condensed)

(In Millions, Unaudited)

	June 30,	December 31,
	2008	2007

ASSETS
Current Assets	$334	$421
Investments	200	184
Real Estate Developments	76	99
Property, Net	1,608	1,582
Other Assets	208	193
Total	$2,426	$2,479

LIABILITIES & EQUITY
Current Liabilities	$264	$322
Long-Term Debt, Non-Current Portion	456	452
Liability for Benefit Plans	51	50
Other Long-Term Liabilities	58	57
Deferred Income Taxes	476	468
Shareholders’ Equity	1,121	1,130
Total	$2,426	$2,479

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